EXHIBIT D

COOPERATION AGREEMENT

This Agreement dated February 23, 2014 is by and between JANA Partners LLC ("JANA") and QEP Resources, Inc. (the "Company"). In consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.                Representations and Warranties of the Company. The Company represents and warrants to JANA that this Agreement has been duly authorized, executed and delivered by the Company, and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

Section 2.                Representations and Warranties of JANA. JANA represents and warrants to the Company that this Agreement has been duly authorized, executed and delivered by JANA, and is a valid and binding obligation of JANA, enforceable against JANA in accordance with its terms. As of the date of this Agreement, JANA is deemed to beneficially own 16,875,653 shares of the Company’s common stock and has voting authority over such shares.

Section 3.                Board Nomination and Other Company Matters. (a) In accordance with the Company’s By-Laws and Delaware law, the Company has concurrently with execution of this Agreement appointed William L. Thacker, III (the "Designee") to the Company’s board of directors (the "board of directors") as a Class III director whose terms expire in 2016 to serve, subject to Section 8(b), until the consummation of a transaction effecting a separation of the Company’s midstream business through the previously announced spin-off, or through a sale or other transaction (the "Separation"). The Designee has agreed to comply with all policies, code of conduct and governance guidelines applicable to all of the Company’s directors and has completed and executed the Director’s & Officer’s Questionnaire, the representation agreement and the resignation letter that has been provided to the Designee (the "Designee Materials").

(b) If at any time prior to the Separation and during the Designee’s term, the Designee is or becomes unable or unwilling to continue serving as a director of the Company, promptly following the Designee’s resignation JANA shall be entitled to designate a replacement director who is unaffiliated with JANA and its Affiliates, qualifies as "independent" under the applicable rules of the Securities and Exchange Commission and the rules of the New York Stock Exchange and under the Company’s corporate governance guidelines, and is reasonably acceptable to the Corporate Governance and Nominating Committee of the Board as a replacement director, and thereafter and following completion and execution of the Designee Materials that are reasonably acceptable to the Corporate Governance and Nomination Committee of the Board, such individual shall be deemed the Designee for purposes of this Agreement and be entitled to the same rights and subject to the same term and requirements under this Agreement applicable to the prior Designee.

(c) The Company shall appoint the Designee to any committee of the Board currently or in the future designated to review or oversee the Separation, use its reasonable best efforts to include the Designee in any material deliberations of any other committee of the Board with respect to the Separation, and include the Designee in the deliberations of the Board regarding all significant matters in connection with the Separation including (in each case, if applicable) the board and senior management of any spun-off entity, material contracts entered into by any spun-off entity as part of the Separation, and the use of proceeds, if any, from the Separation.

(d) If requested by the Designee, the Company shall consider, at its discretion, appointing the Designee to the board of directors of any spun-off entity in the midstream industry that results from the Separation, provided that the Designee agrees to comply with all policies, codes of conduct and governance guidelines applicable to all of the spun-off entity’s directors and to provide any reasonably requested information and complete and execute all reasonable documentation that has been provided to the Designee and such other customary information as may be reasonably and promptly requested by such spun-off entity with respect to board nominees.

(e) To the extent that JANA provides notice to the Company of its intention to nominate a director for election at the Company’s 2015 annual meeting of shareholders under the Company’s By-Laws while the Designee remains a director, JANA shall not seek to replace at least one of the Company’s Class II directors then standing for election.

Section 4.    Cooperation. (a) JANA agrees that, from the date of this Agreement until the earliest of (i) the date that is thirty (30) calendar days prior to any applicable deadline by which a shareholder must give notice to the Company of its intention to nominate a director for election at or bring other business before the Company’s 2015 annual meeting of shareholders under the Company’s By-Laws and (ii) any material breach of this Agreement by the Company (provided that the Company shall have three (3) business days following written notice from JANA of material breach to remedy such material breach if capable of remedy) (such period, the "Cooperation Period"), neither it nor any of its Affiliates or Associates will in any manner, directly or indirectly, make, or cause to be made, or in any way encourage any other person to make or cause to be made, any statement or announcement that relates to and constitutes an ad hominem attack on, or relates to and otherwise disparages, the Company, any of its officers or directors or any person who has served as an officer or director of the Company, including: (i) in any document or report filed with or furnished to the Securities and Exchange Commission (the "SEC") or any other governmental agency, (ii) in any press release or other publicly available format, or (iii) to any journalist or member of the media (including without limitation, in a television, radio, newspaper or magazine interview), or otherwise; provided, that JANA will be permitted to make objective statements that solely reflect JANA’s view, as a shareholder, with respect to material developments regarding or announcements made by the Company following the date of this Agreement with respect to the manner and terms of the Separation and use of proceeds from the Separation or other material developments regarding the Company so long as such objective statements are limited to such matters.

(b) The Company agrees that, from the date of this Agreement until the earliest of (i) the date that is thirty (30) calendar days prior to any applicable deadline by which a shareholder must give notice to the Company of its intention to nominate a director for election at or bring other business before the Company’s 2015 annual meeting of shareholders under the Company’s By-Laws and (ii) any material breach of this Agreement by JANA (provided that JANA shall have three (3) business days following written notice from the Company of material breach to remedy such material breach if capable of remedy), neither it nor any of its Affiliates or Associates will in any manner, directly or indirectly make, or cause to be made, or in any way encourage any other person to make or cause to be made, any statement or announcement that relates to and constitutes an ad hominem attack on, or relates to and otherwise disparages, JANA, any of its members, officers or directors or any person who has served as a member, officer or director of JANA, including: (i) in any document or report filed with or furnished to the SEC or any other governmental agency, (ii) in any press release or other publicly available format, or (iii) to any journalist or member of the media (including without limitation, in a television, radio, newspaper or magazine interview), or otherwise.

(c) The limitations set forth in Sections 4(a) and 4(b) shall not prevent either party from responding to any public statement made by the other party of the nature described in Sections 4(a) and 4(b) if such statement by the other party was made in breach of this Agreement.

(d) During the Cooperation Period, JANA shall cause all shares of the Company’s capital stock ("Shares") beneficially owned, directly or indirectly, by it, or by any of its Affiliates or Associates (including without limitation all Shares beneficially owned as of the respective record dates for the 2014 annual meeting of shareholders and as of the record dates for any special meeting of shareholders) over which it exercises or has voting authority, to be present for quorum purposes and to be voted, at such meetings or at any adjournments or postponements thereof, in favor of the current members of the Board (including the Designee) that will be up for election at such meetings, and not to submit any proposal for consideration at, or bring any other business before, the 2014 annual meeting or initiate, encourage or participate in any "withhold" or similar campaign with respect to the election of directors at the 2014 annual meeting and shall not permit any of its Affiliates or Associates to do any of the foregoing or publicly or privately encourage or support any other stockholder to take any such actions.

Section 5.                Public Announcement and SEC Filing. (a) JANA and the Company shall announce this Agreement and the material terms hereof by means of a joint press release in the form attached hereto as Exhibit A (the "Press Release") as soon as practicable but in no event later than 9:00 a.m., New York City time, on February 24, 2014.

(b) JANA shall promptly prepare and file an amendment (the "13D Amendment") to its Schedule 13D with respect to the Company filed with the SEC on October 21, 2013, as most recently subsequently amended on January 13, 2014, reporting the entry into this Agreement and amending applicable items to conform to its obligations hereunder. The 13D Amendment shall be consistent with the Press Release and the terms of this Agreement. JANA shall provide the Company with reasonable opportunity to review and comment upon the 13D Amendment prior to filing, and shall consider in good faith any changes proposed by the Company necessary to cause such 13D Amendment to comply with this Agreement.

Section 6.                Definitions. For purposes of this Agreement:

(a) the terms "Affiliate" and "Associate" shall have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act");

(b) the terms "beneficial owner" and "beneficially own" shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act except that a person shall also be deemed to be the beneficial owner of all Shares which such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to the exercise of any rights in connection with any securities or any agreement, arrangement or understanding (whether or not in writing), regardless of when such rights may be exercised and whether they are conditional, and all Shares which such person or any of such person’s Affiliates or Associates has or shares the right to vote or dispose; and

(c) the terms "person" or "persons" shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

Section 7.                Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by telecopy and email, when such telecopy is transmitted to the telecopy number set forth below and sent to the email address set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this Section:

if to the Company:	QEP Resources, Inc. 1050 17th Street, Suite 500 Denver, Colorado 80265 Attention: General Counsel Facsimile: (303) 295-2190 Email:chris.woosley@qepres.com with a copy to:

Latham & Watkins LLP

233 South Wacker Drive

Suite 5800

Chicago, IL 60606-6401

Attention: Mark D. Gerstein

Facsimile: (312) 993-9767

Email:mark.gerstein@lw.com

and

Wachtell, Lipton, Rosen & Katz

51 W. 52nd Street

New York, NY 10019

Attention: David A. Katz

Facsimile: (212) 403-2000

Email: dakatz@wlrk.com

if to JANA:	JANA Partners LLC 767 Fifth Avenue, 8th Floor New York, New York 10153 Attention: General Counsel Facsimile: (212) 455-0901 Email: jennifer.fanjiang@janapartners.com
with a copy to:	Schulte Roth & Zabel 919 Third Avenue New York, NY 10022 Attention: Marc Weingarten Facsimile: (212) 593-5955 Email: marc.weingarten@srz.com

Section 8.                Specific Performance; Remedies. (a) In furtherance and not in limitation of Section 8(b), the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. Furthermore, each of the parties hereto (a) irrevocably waives the right to trial by jury and (b) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

(b) Notwithstanding any other Section in this Agreement and without limiting any other remedies the Company may have in law or equity, in the event that JANA (or any Affiliate or Associate of JANA) fails to perform or otherwise fulfill its obligations set forth in Section 4 in any material respect, and shall not have remedied such failure or non-fulfillment if capable of being remedied or fulfilled within three (3) business days following written notice from the Company of such failure or non-fulfillment, the Company shall not be required to perform or fulfill its obligations set forth in Sections 3 or 4 and the Designee shall promptly tender his resignation as a member of the Company’s board of directors effective immediately upon its acceptance by the Company.

Section 9.                Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

Section 10.                Counterparts. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

Section 11.            No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons.

Section 12.            Entire Understanding. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.

Section 13.            Interpretation and Construction. (a) The Company acknowledges that its board of directors is bound by the obligations of the Company hereunder.

(b) Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date hereof.

QEP RESOURCES, iNC.		JANA Partners LLC

By:	/s/ Charles B. Stanley	By:	/s/ Barry Rosenstein
	Name: Charles B. Stanley		Name: Barry Rosenstein
	Title: Chairman, President and CEO		Title: Managing Partner

Exhibit A

QEP RESOURCES INC. APPOINTS INDEPENDENT DIRECTOR TO ITS BOARD

Announces agreement with JANA Partners LLC

New board member, William Thacker, to serve through the completion of the planned separation of QEP Field Services from QEP Resources

DENVER, Colorado – February XX, 2014 – QEP Resources Inc. (NYSE: QEP, "QEP" or the "Company"), today announced that it has appointed William L. Thacker to its board of directors, effective immediately. In joining the board, Mr. Thacker will be able to assist with the Company’s previously announced separation of its midstream business, QEP Field Services Company ("QEP Field Services"), including the Company’s ownership of QEP Midstream Partners, LP (NYSE:QEPM, "QEPM"), from QEP. Mr. Thacker has agreed to resign from the QEP board upon completion of the separation. For more background on the decision to separate QEP Field Services from QEP please see the Company’s Form 8-Ks filed December 5, 2013 and February 4, 2014.

Mr. Thacker brings significant midstream energy expertise to QEP’s Board through his experience as a director on multiple public midstream company boards, including serving as non-executive chairman of the board of Copano Energy LLC from 2009 through to its sale to Kinder Morgan Energy Partners for $5.1 billion in 2013. Previously Mr. Thacker served as chief executive officer of TEPPCO Partners, overseeing the company’s steady expansion and entrance into crude oil gathering and marketing, petrochemical pipelining, and gas gathering and processing. Mr. Thacker also served as chairman of Pacific Energy Management’s Special Committee during its sale to Plains All American Pipeline for $2.3 billion in 2006. Mr. Thacker will qualify as an "independent director" under New York Stock Exchange rules.

"We are pleased to welcome Bill and the deep and complementary expertise he brings to the Board as we pursue the separation of our midstream business in a continuation of our work to enhance the value of the Company for all of its shareholders," said Chuck Stanley, Chairman, President and CEO of QEP.

QEP also announced that it has reached an agreement with JANA Partners to vote in favor of QEP’s nominees at its 2014 Annual Meeting of Stockholders, as well as other customary related terms.

"For more than a year, we have worked collaboratively with the QEP Board and management team in connection with their execution of various steps to deliver value to QEP shareholders," said Barry Rosenstein, Managing Partner of JANA Partners LLC. "Adding Bill’s depth of experience will be very helpful in maximizing shareholder value as the Company continues to execute the completion of its previously announced separation of its midstream business, QEP Field Services, from QEP, including determining the use of the proceeds, if any, from the separation."

About QEP Resources

QEP Resources, Inc. (NYSE:QEP) is a leading independent natural gas and crude oil exploration and production company focused in two major regions: the Northern Region (primarily the Rockies and the Williston Basin) and the Southern Region (primarily Oklahoma, the Texas Panhandle, and Louisiana) of the United States. QEP Resources also gathers, compresses, treats, processes and stores natural gas. QEP Resources is the majority owner of QEP Midstream Partners, LP (NYSE:QEPM) and owns 100% of the partnership’s general partner. For more information, visit QEP Resources' website at: www.qepres.com.

Forward Looking Statements

This release includes forward-looking statements within the meaning of Section 27(a) of the Securities Act of 1933, as amended, and Section 21(e) of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by words such as "anticipates," "believes," "forecasts," "plans," "estimates," "expects," "should," "will" or other similar expressions. All statements that address expectations or projections about the future are forward-looking statements. Forward-looking statements are not guarantees of future performance and are based on certain assumptions and expectations of future results which may not be realized. Forward-looking statements also involve risks and uncertainties, many of which are beyond the Company’s control. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, but not limited to: the availability of capital; global geopolitical and macroeconomic factors; general economic conditions, including interest rates; changes in local, regional, national and global demand for natural gas, oil and NGL; natural gas, NGL and oil prices; impact of new laws and regulations, including regulations regarding the use of hydraulic fracture stimulation and the implementation of the Dodd-Frank Act; elimination of federal income tax deductions for oil and gas exploration and development; drilling results; shortages of oilfield equipment, services and personnel; operating risks such as unexpected drilling conditions; weather conditions; changes in maintenance and construction costs and possible inflationary pressures; permitting delays; the availability and cost of credit; outcome of contingencies such as legal proceedings; risks relating to the securities markets generally; the impact of adverse market conditions affecting the Company's business; fluctuations in processing margins; unexpected changes in costs for constructing, modifying or operating midstream facilities; lack of, or disruptions in, adequate and reliable transportation for the Company's products; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; inadequate supplies of water and/or lack of water disposal sources; the implications of the JANA Partners, LLC share accumulations and its proposals to the Company and the Company’s response to those proposals; the impact of capital market and business conditions on the nature and timing of a separation of QEP Field Services; the impact on QEP of such separation, including the time and resources devoted to its execution and the consequences of separation of the midstream assets from QEP; future opportunities that the Company’s board of directors may determine present greater potential value to stockholders than any contemplated transaction; and the other risks discussed in the Company’s periodic filings with the Securities and Exchange Commission, including the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012. The Company undertakes no obligation to publicly correct or update the forward-looking statements in this news release, in other documents, or on its website to reflect future events or circumstances. All such statements are expressly qualified by this cautionary statement.

Contact

QEP Resources, Inc.

Investors:

Greg Bensen

Director, Investor Relations

303-405-6665

Media:

Brent Rockwood

Director, Communications

303-672-6999